Southwest Georgia Financial  Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

                           For Immediate Release

              Southwest Georgia Financial Corporation Announces
                     Earnings for Third Quarter of 2004

MOULTRIE, GEORGIA, October 25, 2004 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $819 thousand and earnings per share of $.30 for the third quarter of 2004 compared with a net income of $952 thousand and earnings per share of $.37 for the third quarter of 2003. The decline in net income is primarily the result of lower noninterest income and increased noninterest expense.

DeWitt Drew, President and CEO commented, "During the quarter, the balance of the merger expenses associated with the Sylvester Banking Company (SBC) acquisition were realized and there was a decrease in mortgage banking income. The mortgage banking business was impacted by damaging weather and its effect on the timing of the closing of several large loans."

Return on average assets and return on average equity for the third quarter 2004 were 1.12% and 8.43%, respectively, compared with 1.59% and 11.71% for the third quarter of 2003.

Net interest income increased to $2.7 million. The additional net interest income can be primarily attributed to the SBC acquisition. However, the acquisition did have a negative impact on the Company's net interest margin.

The Company's net interest margin was 4.14 percent for the third quarter 2004, down 42 basis points from the same period a year ago, and down 12 basis points from the second quarter 2004. The decline in net interest margin is primarily due to lower yields on earning assets acquired with the Sylvester merger.

The provision for loan losses for the third quarter was $58 thousand compared with the provision for loan losses in the third quarter of 2003 of $150 thousand. The Company's decision to reduce the provision was due to improving asset quality and charge-off experience. The reserve now stands at 2.44 percent of total loans and leases.

Noninterest income declined 14 percent when compared to the same period last year. Mortgage banking revenue decreased $177 thousand. That decrease was partially offset by increases in service charges on deposit accounts. In aggregate, trust, brokerage, and insurance revenues remained relatively flat during the quarter.

Noninterest expenses for the third quarter of 2004 were $2.938 million compared with $2.439 million in the third quarter of 2003. Much of the increase in noninterest expense is related to non-recurring expenses associated with the acquisition and operating costs of SBC.

Drew commented, "The migration of SBC's operations into our platforms and operating systems has progressed as planned. We continue with our plan to provide our Worth County customers the same systems, services, and products currently available to our customers in other markets we serve. We believe we have an opportunity to expand our customer base and capture a larger share of each customer's financial business needs in this market."

During the quarter, the Company declared a 20% stock dividend and a regular $0.13 per share quarterly cash dividend per common share. The cash dividend is payable October 29, 2004 to shareholders of record on October 4, 2004. The stock dividend is payable October 29, 2004 to shareholders of record on October 7, 2004.

On a year-to-date basis, net income was $2.959 million compared with $1.460 million for the same period in 2003. Year-to-date earnings per share were $1.09 versus $.57 for the same period in 2003. Excluding the negative impact of a $1.739 million pre-tax charge from the second quarter of 2003, net income and earnings per share grew 13 percent and 7 percent, respectively, compared with the first nine months of 2003. The prior year charge was related to the transfer of a non-performing asset.

For the first nine months of this year, return on average assets was 1.39 percent versus .81 percent for the same period in 2003, while return on average equity was 10.44 percent versus 5.84 percent for the same period last year.

At the end of the nine month period total assets were $293.5 million, an increase of 19 percent. Total deposits were $217.2 million versus $179.5 million at the end of the third quarter of 2003. Total loans increased over 5 percent in the first nine months of this year to $102.6 million. Most of this growth can be attributed to the Sylvester Banking Company acquisition. The ratio of nonperforming assets to total assets increased slightly to .70 percent compared with .60 percent at the same time last year. Shareholders equity increased 18 percent to $39.1 million at quarter end and was 13.3 percent of total assets. On a per share basis, book value at quarter end was $14.33, up from $12.78 compared with the same period in 2003.

Drew concluded, "We have historically had very stable sources of funding through a strong base of core deposits. Our investment portfolio structure continues to provide both liquidity and repricing opportunities giving us the flexibility we need in the event of a more rapid increase in interest rates. Our continued focus on cost discipline and maintaining relationships that are sources of stable core deposits are essential to our ability to continue to deliver value to our shareholders."

The Company repurchased 26,535 shares during the quarter. Through the first nine months of this year, the Company has repurchased 54,855 shares at an average price of $24.71 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 405,355 shares of its common stock at an average price of $17.74 per share. The Company extended the stock repurchase program in January of this year enabling it to acquire up to 150,000 shares through January 2005.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $293 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                           www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                           September 30, December 31, September 30,
                                               2004         2003          2003
ASSETS
Cash and due from banks                      $   9,303    $  10,960    $   9,657
Interest-bearing deposits with banks             5,738           44           54
Federal funds sold                                   0            0            0
Investment securities available for sale        56,665       71,544       76,184
Investment securities held to maturity         105,115       54,696       50,319
Loans, less unearned income and discount       102,616       97,115       94,562
 Allowance for loan losses                      (2,507)      (2,338)      (2,338)
  Net loans                                    100,109       94,777       92,224
Premises and equipment                           6,722        5,655        5,239
Foreclosed assets, net                             875        1,203        1,139
Intangible assets                                3,367        2,038        2,119
Other assets                                     5,630        5,236        3,586
  Total assets                               $ 293,524    $ 246,153    $ 240,521

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                         $  31,931    $  27,904    $  23,460
 NOW accounts                                   52,923       35,319       33,704
 Money market                                   10,134       13,828       13,914
 Savings                                        28,225       18,201       19,239
 Certificates of deposit $100,000 and over      27,263       25,236       25,716
 Other time accounts                            66,732       62,388       63,445
  Total deposits                               217,208      182,876      179,478

 Federal funds purchased                             0        2,000          480
 Other borrowings                                8,000       10,000       10,000
 Long-term debt                                 25,631       13,691       13,805
 Accounts payable and accrued liabilities        3,586        4,598        4,202
  Total liabilities                            254,425      213,165      207,965
Shareholders' equity:
 Common stock - par value $1;
  5,000,000 shares authorized;
  3,546,600 shares issued (*)                    3,547        3,303        3,303
 Additional paid-in capital                     12,503        7,172        7,172
 Retained earnings                              31,428       29,555       28,866
 Accumulated other comprehensive income            739          721          780
  Total                                         48,217       40,751       40,121
Treasury stock - at cost (**)                   (9,118)      (7,763)      (7,565)
  Total shareholders' equity                    39,099       32,988       32,556
  Total liabilities and shareholders' equity $ 293,524    $ 246,153    $ 240,521

*  Common stock - shares outstanding         2,728,170    2,539,175    2,547,675
** Treasury stock - shares                     818,430      763,575      755,075

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited)
                (Dollars in thousands except per share data)
                                       For the Three Months   For the Nine Months
                                        Ended September 30,   Ended September 30,
                                         2004       2003       2004       2003
Interest income:
 Interest and fees on loans             $1,772     $1,734     $5,283     $5,587
 Interest and dividend on securities
  available for sale                       581        724      1,873      1,860
 Interest on securities held
  to maturity                            1,154        740      3,041      2,443
 Interest on federal funds sold              0          0         35          2
 Interest on deposits with banks            13          4         31         33
   Total interest income                 3,520      3,202     10,263      9,925

Interest expense:
 Interest on deposits                      613        627      1,814      2,158
 Interest on federal funds purchased         1          3          7          3
 Interest on other borrowings               29         60         90        129
 Interest on long-term debt                225        110        520        347
   Total interest expense                  868        800      2,431      2,637
   Net interest income                   2,652      2,402      7,832      7,288
Provision for loan losses                   58        150         74        450
   Net income after provision for
    losses on loans                      2,594      2,252      7,758      6,838

Noninterest income:
 Service charges on deposit accounts       403        377      1,167        931
 Income from trust services                 87         72        232        205
 Income from retail brokerage
  services                                  59         62        176        197
 Income from insurance services            231        237        819        711
 Income from mortgage banking
  services                                 710        887      2,669      2,596
 Net gain (loss) on the sale or
  abandonment of assets                  (  96)        19     (  282)    (1,834)
 Net gain on the sale of securities          0          0          3          0
 Other income                               44         16        172        106
  Total noninterest income               1,438      1,670      4,956      2,912

Noninterest expense:
 Salary and employee benefits            1,683      1,415      4,986      4,303
 Occupancy expense                         201        160        579        459
 Equipment expense                         158        126        474        395
 Data processing expense                   163        132        600        405
 Amortization of intangible assets         123         81        341        243
 Other operating expense                   610        525      2,006      1,785
  Total noninterest expense              2,938      2,439      8,986      7,590

Income before income tax expense         1,094      1,483      3,728      2,160
Provision for income taxes                 275        531        769        700
  Net income                            $  819     $  952     $2,959     $1,460

Net income per share,
 basic & diluted                        $ 0.30     $ 0.37     $ 1.09     $ 0.57
Dividends paid per share,
 basic & diluted                        $ 0.13     $ 0.13     $ 0.39     $ 0.39
Weighted average shares outstanding  2,743,713  2,550,729  2,710,202  2,566,284

               SOUTHWEST GEORGIA FINANCIAL CORPORATION
                        Financial Highlights
            (Dollars in thousands except per share data)
At September 30                                   2004          2003
Assets                                         $ 293,524     $ 240,521
Loans, less unearned income & discount           102,616        94,562
Deposits                                         217,208       179,478
Shareholders' equity                              39,099        32,556
Book value per share                               14.33         12.78
Loan loss reserve/loans                            2.44%         2.47%
Nonperforming assets/total assets                  0.70%         0.60%

                                            Three Months Ended  Nine Months Ended
                                               September 30,      September 30,
                                               2004     2003      2004     2003
Net income                                   $  819   $  952    $2,959   $1,460
Earnings per share, basic & diluted            0.30     0.37      1.09     0.57
Dividends paid per share, basic & diluted      0.13     0.13      0.39     0.39
Return on assets                               1.12%    1.59%     1.39%    0.81%
Return on equity                               8.43%   11.71%    10.44%    5.84%
Net interest margin (tax equivalent)           4.14%    4.56%     4.23%    4.63%
Net charge offs (recoveries)/ average loans    0.22%  (0.41)%     0.10%    0.02%



Quarterly                     3rd Qtr   2nd Qtr   1st Qtr   4th Qtr   3rd Qtr
Averages                        2004      2004      2004      2003      2003
Assets                       $292,596  $291,783  $265,964  $243,475  $239,483
Loans, less unearned income
 & discount                   103,876   104,993    98,702    96,598    96,786
Deposits                      219,791   227,453   204,290   182,520   183,620
Equity                         38,903    38,994    35,439    32,822    32,516
Return on assets                1.12%     1.46%     1.62%     1.67%     1.59%
Return on equity                8.43%    10.89%    12.16%    12.42%    11.71%
Net income                   $    819  $  1,062  $  1,078  $  1,019  $    952

Net income per share,
 basic & diluted             $   0.30  $   0.38  $   0.41  $   0.40  $   0.37
Dividends paid per share,
 basic & diluted             $   0.13  $   0.13  $   0.13  $   0.13  $   0.13